Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Summit Hotel Properties, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-179503, 333-179828, 333-187227, and 333-187624) and Form S-8 (File No. 333-172145) of Summit Hotel Properties, Inc. of our report dated May 10, 2013, with respect to the combined balance sheet of the White Lodging Portfolio as of December 31, 2012 and 2011, and the related statements of operations, owners’ equity in hotels and cash flows for each of the three years in the period  ended December 31, 2012, which report appears in the Current Report on Form 8-K of Summit Hotel Properties, Inc. dated May 30, 2013.

/s/ Ernst & Young LLP

Austin, Texas

May 30, 2013